                                                                     EXHIBIT 2.3


                              ASSIGNMENT AGREEMENT
                              --------------------


          THIS ASSIGNMENT AGREEMENT (this "Agreement") is made and entered into
                                           ---------
this 30th day of July, 1996, by and between National Golf Properties, Inc., a Maryland corporation ("Assignor"), and National Golf Operating Partnership,
                       --------
L.P., a Delaware limited partnership ("Assignee").  All capitalized terms used
                                       --------
herein but not specifically defined herein shall have the meanings given to them in that certain Asset Purchase Agreement and Agreement and Plan of Merger, dated as of February 2, 1996, as amended, by and among Assignor, Golf Enterprises, Inc., a Kansas corporation, and GEI Acquisition Corporation, a Kansas corporation (the "Acquisition Agreement").
                  ---------------------


                                    RECITALS

          WHEREAS, as a result of the consummation of the Asset Purchase described in the Acquisition Agreement, Assignor owns an undivided 70.32% ownership interest in certain parcels of real property, as described in Exhibit C-1 to C-20 attached to the Acquisition Agreement (collectively, the "Land"),
                                                                      ----
the buildings, structures and other improvements located thereon, and certain interests in the water and mineral rights related thereto, and appurtenances belonging to or running therewith, all as are more particularly described in
Section 1.2 of the Acquisition Agreement (collectively, the "Owned Properties");
                                                             ----------------

          WHEREAS, Assignor also owns an undivided 70.32% ownership interest in certain interests in other property described in Exhibit A attached hereto (the "Additional Assets");
 -----------------

          WHEREAS, as a result of the consummation of the Asset Purchase described in the Acquisition Agreement, Assignee owns an undivided 29.68% ownership interest in the Owned Properties and the Additional Assets;

          WHEREAS, Assignee desires that Assignor sell, convey, transfer, assign and deliver to Assignee all of its right, title and interest in and to the Owned Properties and the Additional Assets, thereby providing Assignee the sole ownership interest in the Owned Properties and the Additional Assets; and

          WHEREAS, Assignor is willing to so sell, convey, transfer, assign and deliver such right, title and interest, in exchange for 1,577,820 Partnership Units (as defined in that certain Agreement of Limited Partnership of National Golf Operating Partnership, L.P., dated as of August 18, 1993, by and among Assignor, as the General Partner, and certain Limited Partners) of Assignee.

          NOW, THEREFORE, for and in consideration of the foregoing premises, and the undertakings set forth below, Assignor and Assignee hereby agree as follows:


                                   ARTICLE I

                             ASSIGNMENT OF PROPERTY

          Section 1.1  Assignment.  Assignor hereby sells, conveys, transfers,
                       ----------
assigns and delivers to Assignee all of its right, title and interest in and to the following:

          (a)       the Land;

          (b) all existing buildings, structures and other improvements located upon the Land, including without limitation all clubhouse buildings, maintenance facilities, golf courses, driving ranges, practice areas, landscaping improvements, man-made lakes, irrigation systems (including sprinklers, pipes an d fittings), lakeliners, pumps, flood control works , paving, walkways, road improvements, parking facilities, and all other improvements of whatever kind which have previously been made, installed or erected and are now located on the Land (collectively, the "Improvements");
                         -------------

          (c) (as they relate to the Owned Properties) all water rights, riparian rights, appropriative rights, water allocations and water stock, and all minerals, oil, gas and other hydrocarbons located in or beneath the Land, along with all rights to surface and subsurface entry (collectively, the "Water
                                                                          -----
and Mineral Rights");
- ------------------

          (d) all appurtenances, hereditaments, easements, reversionary rights, and all other rights, privileges, and entitlements belonging to or running with the Land, including all of Assignor's right, title and interest in and to any and all land laying in the bed of any street, road, cul-de-sac, alley or access way, open or closed, existing, vacated or proposed, adjoining, adjacent to or contiguous to the Land, all awards for damage to the Land or taking by eminent domain or the change in grade of any street adjoining any parcel of real property constituting the Land, and all zoning and land use entitlements and development rights pertaining to the Land (collectively, the "Appurtenances");
                                                              -------------
and

          (e) the Additional Assets.

          Section 1.2  Covenants of Assignor.  Assignor transfers such assets,
                       ---------------------
properties and rights to Assignee, its successors and assigns, to have and hold to and for its and their own use and benefit forever. Assignor, for itself and its heirs and assigns, hereby covenants that, from time to time after delivery of this instrument, at Assignee's request and without further consideration, Assignor will execute and deliver or will cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Assignee reasonably may require more effectively to vest in Assignee the Land, Improvements, Water and Mineral Rights, Appurtenances and Additional Assets, and to put Assignee in possession thereof, and to do all other things and execute and deliver all other instruments and documents as may be required to effect the same.

          Section 1.3  Appointment as Agent.  Assignor hereby appoints Assignee
                       --------------------
as its agent and attorney, in its own name or in the name of Assignor, to receive, collect, enforce and sue for any and all of the assets transferred hereby, and to endorse any checks or other instruments payable to Assignor or its order received in payment therefor. The powers granted herein are irrevocable and coupled with an interest.


                                   ARTICLE II

                         ISSUANCE OF PARTNERSHIP UNITS

          Section 2.1  Partnership Units.  Assignee hereby agrees to issue to
                       -----------------
Assignor 1,577,820 Partnership Units represented by Partnership Unit Certificate No. 54, a copy of which is attached hereto as Exhibit B.

          IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first written above.


                                    "ASSIGNOR"

                                    NATIONAL GOLF PROPERTIES, INC.


                                    By:  /s/ Edward R. Sause
                                         -------------------
                                         Edward R. Sause
                                         Executive Vice President


                                    "ASSIGNEE"

                                    NATIONAL GOLF OPERATING
                                    PARTNERSHIP, L.P.


                                    By:  National Golf Properties, Inc., acting
                                         as General Partner


                                    By:  /s/ Edward R. Sause
                                         -------------------
                                         Edward R. Sause
                                         Executive Vice President

                       EXHIBIT A TO ASSIGNMENT AGREEMENT
                       ---------------------------------


                               ADDITIONAL ASSETS

          (a) All fixtures, trade fixtures, furniture, furnishings, equipment, machinery, tools, repair parts, goods, supplies, televisions, communications equipment, kitchen utensils, linen, glassware, china, appliances, goods, supplies, golf carts, motor vehicles, gasoline and lubricants, fertilizer, seed, sand, chemicals, irrigation parts and supplies, food and beverage items and inventory, and professional shop merchandise, goods and inventory in which Assignor has an undivided ownership interest and located at or on the Owned Properties;

          (b) All other tangible personal property in which Assignor has an undivided ownership interest and located at or on the Owned Properties;

          (c) All architectural and engineering drawings, plans and specifications, studies, design layouts, surveys, reports, and studies with respect to the Owned Properties;

          (d) All books and records, telephone numbers, and the goodwill of the golf course business being conducted on the Owned Properties;

          (e) All licenses, permits, certificates of occupancy, approvals, entitlements, dedications, and subdivision maps issued, approved or granted by any governmental authorities or otherwise in connection with the Owned Properties; the use of the trade name for the Owned Properties and any other trade names, trademarks, and logos in which Assignor has an undivided ownership interest and which relate directly to the operation and identification of the Owned Properties; all water rights and/or well rights (if any) related to or used in connection with the Owned Properties and its operation together with all equipment and fixtures associated therewith; all development rights and other intangible rights, titles, interests, privileges and appurtenances of Assignor related to or used in connection with the Owned Properties and its operation;

          (f) All financial records maintained by Assignor in connection with the operation of the Owned Properties; all preliminary and final building plans and specifications (including "as-built" drawings, if any), irrigation plans, drainage plans, landscape plans and the like respecting any buildings or golf course improvements; and all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Owned Properties which are within the possession or control of Assignor and in which Assignor has an undivided ownership interest.

                       EXHIBIT B TO ASSIGNMENT AGREEMENT
                       ---------------------------------


                                  CERTIFICATE


                            Certificate of OP Units

                                       of

                   National Golf Operating Partnership, L.P.

No.  54                                                     1,557,820   OP UNITS
                                                          -------------


          National Golf Properties, Inc., as the General Partner of National Golf Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that National Golf Properties, Inc. is a
                                      ------------------------------
General Partner of the Partnership whose Partnership Interests therein evidenced by this certificate, as set forth in the Agreement of Limited Partnership of National Golf Operating Partnership, L.P., as amended or supplemented from time to time (the "Partnership Agreement"), under which the Partnership is existing and as filed in the Office of the Secretary of State of Delaware (copies of which are on file at the Partnership's principal office in Santa Monica, California), represent 1,557,820 units of limited partnership interest in the
                      -----------
Partnership (the "OP Units").

          The OP Units represented by this certificate or instrument may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of the Partnership Agreement. Except as otherwise provided in such agreement, no transfer, sale, assignment, pledge, hypothecation or other disposition of the OP Units represented by this certificate may be made except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or (b) if the Operating Partnership has been furnished with a satisfactory opinion of counsel for the holder that such transfer, sale, assignment, pledge, hypothecation or other disposition is exempt from the provisions of Section 5 of the Act and the rules and regulations in effect thereunder.

DATED:  July 30, 1996               National Golf Properties, Inc.


                                    General Partner of
                                    National Golf Operating Partnership, L.P.

ATTEST:


By:  ___________________            By:   ______________________
     Edward R. Sause                      Scott S. Thompson
     Secretary                            Chief Leasing Officer